Exhibit 99.1

WOODBRIDGE LIQUIDATION TRUST
Michael I. Goldberg, Liquidation Trustee
14140 Ventura Boulevard, Suite 302
Sherman Oaks, California  91423

October 8, 2020

FOR IMMEDIATE RELEASE:

Contact:
Michael I. Goldberg, Liquidation Trustee
Woodbridge Liquidation Trust
Tel:  1-310-765-1550

Woodbridge Liquidation Trust Urges Its Holders to Safeguard Against Unauthorized E-Mails

SHERMAN OAKS, California—October 8, 2020—Woodbridge Liquidation Trust (the “Trust”) announced today that certain holders of Liquidation Trust Interests appear to be receiving emails, purportedly regarding the Trust, that in fact are not authorized by the Trust.

The emails, originating from “Knowles Systems Investment,” are sent under the subject line “DOCUMENT:  Restitution Payment:  Compensation of Investment WoodBridge, Capsource.”  They suggest that a document concerning a “final funds release” of a “restitution payment” has been shared with the recipient, who is invited to click on “e-Document” to review.

“These communications are not authorized by the Trust and I strongly urge each Trust beneficiary to delete these emails without opening them or responding to them,” said Michael Goldberg, Liquidation Trustee of the Trust.

About Woodbridge Liquidation Trust:

Woodbridge Liquidation Trust is a Delaware statutory trust that, together with its wholly-owned subsidiary Woodbridge Wind-Down Entity LLC, was formed on February 15, 2019 to implement the terms of the First Amended Joint Chapter 11 Plan of Liquidation dated August 22, 2018 of Woodbridge Group of Companies, LLC and Its Affiliated Debtors (the “Plan”).  The purpose of the Trust is to prosecute various causes of action acquired by the Trust pursuant to the Plan, to litigate and resolve claims filed against the debtors under the Plan, to pay allowed administrative and priority claims against the debtors (including professional fees), to receive cash from certain sources and, in accordance with the Plan, to make distributions of cash to holders of interests in the Trust subject to the retention of various reserves and after the payment of Trust expenses and administrative and priority claims.  For more information, visit www.woodbridgeliquidationtrust.com.